UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   September 8, 2011

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code     (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

As previously disclosed, a special committee of the Company’s Board of Directors had been considering the Company’s purchase of undeveloped real estate located in Laguna Vista, Texas  from Landmark Land Company, Inc. (“Landmark”). On September 8, 2011, Prime Financial L.L.C., a subsidiary of the Company (“Prime”), and Landmark entered into an agreement (“Purchase Agreement”) to purchase from Landmark certain of the real estate (“Real Estate”) for a purchase price of $2,500,000.

The Purchase Agreement grants Prime put options to sell the Real Estate to Landmark or to Gerald G. Barton, who is the chief executive officer and a substantial stockholder of Landmark (“Barton”), which put options may be exercised during the sixth year following Prime’s purchase of the Real Estate. If a put option is exercised, the purchase price for the Real Estate will be $2,500,000, plus a premium equal to a simple 10% annual return on the purchase price beginning as of the closing of the Purchase Agreement, subject to certain adjustments.  The Purchase Agreement also grants Prime warrants authorizing Prime to purchase for up to seven years up to one million shares of Landmark’s common stock, at $1.00 per share.  The right of Prime to acquire Landmark shares under any unexercised warrants shall terminate on the completed exercise of the put options.

Landmark has also agreed to enter into a separate agreement at the closing to use its reasonable efforts to use, where technically feasible, geothermal heating and air conditioning units manufactured by one of the Company’s subsidiaries on other Landmark properties in the development where the Real Estate is located.

A limited liability company to which Jack E. Golsen (“Golsen”), our Board Chairman and CEO, was a member made a loan to Landmark of approximately $2.0 million. In March 2011, Golsen sold his membership interest in the LLC to Barton in consideration for a promissory note in the principal amount of approximately $1.1 million (the “Barton Note”). The Barton Note remains unpaid as of the date of this report. Pursuant to the terms of the Purchase Agreement, until the expiration of the put options, no payment will be made on the Barton Note and payment of the amounts owing under the Barton Note will be subordinate to any amounts owing Prime upon the exercise of a put option. Further, Golsen has agreed under the Purchase Agreement that no portion of the Purchase Price shall be used by Landmark to repay any indebtedness owing to Golsen.

In addition, Bernard Ille, one of our directors, served as a director of Landmark for many years until he resigned in March 2011. In light of the Barton Note and Mr. Ille’s past relationship with Landmark, our board of directors appointed a special committee for the purpose of reviewing and determining whether the Company should purchase the Real Estate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 12, 2011

LSB INDUSTRIES, INC.

By: /s/ Tony M. Shelby
Name: Tony M. Shelby
Title:   Executive Vice President of Finance,
            Chief Financial Officer